EXHIBIT 21
PILGRIM'S PRIDE CORPORATION
SUBSIDIARIES OF REGISTRANT

Jurisdiction of Incorporation or Organization

US Subsidiaries
PFS Distribution Company	Delaware
Pilgrim’s Pride Funding Corporation	Delaware
Pilgrim’s Pride, LLC	Delaware
Pilgrim’s Turkey Company, LLC	Delaware
POPPSA 3, LLC	Delaware
POPPSA 4, LLC	Delaware
PPC of Delaware Business Trust	Delaware
PPC of Delaware, Inc.	Delaware
PPC of Delaware LLC	Delaware
PPC Transportation Company	Delaware
GC Properties, GP	Georgia
Luker Inc.	Georgia
Pilgrim’s Pride Corporation Foundation, Inc.	Georgia
Pilgrim’s Pride Corporation Political Action Committee, Inc.	Georgia
PPC of Alabama, Inc.	Georgia
Pilgrim’s Pride Affordable Housing Corporation	Nevada
Pilgrim’s Pride of Nevada, Inc.	Nevada
Merit Provisions LLC	Texas
PPC Marketing, Ltd.	Texas
GK Insurance Company	Vermont
Valley Rail Service, Inc.	Virginia
Pilgrim’s Pride Corporation of West Virginia, Inc.	West Virginia

Foreign Subsidiaries
Mayflower Insurance	Bermuda
To-Ricos Distribution, Ltd.	Bermuda
To-Ricos, Ltd.	Bermuda
Avícola Pilgrim’s Pride de Mexico, S. de R.L. de C.V.	Mexico
Carnes y Productos Avícolas de Mexico S. de R.L. de C.V. (Inactive)	Mexico
Comercializadora de Carnes de Mexico S. de R.L. de C.V.	Mexico
Compañía Incubadora Hidalgo S. de R.L. de C.V.	Mexico
Gallina Pesada S.A. de C.V.	Mexico
Grupo Pilgrim’s Pride Funding Holdings S. de R.L. de C.V.	Mexico
Grupo Pilgrim’s Pride Funding S. de R.L. de C.V.	Mexico
Inmobiliaria Avicola Pilgrim’s Pride, S. de R.L.	Mexico
Operadora de Productos Avicolas S. de R.L. de C.V. (Inactive)	Mexico
Pilgrim’s Pride S. de R.L. de C.V.	Mexico
Servicios Administrativos Pilgrim’s Pride S. de R.L. de C.V.	Mexico